Exhibit 10.4

CONSULTING AGREEMENT

This consulting agreement (this “Agreement”) is made the 15th day of April, 2013 by and between OverNear, Inc. (the “Company”) and (the “Consultant”).

RECITALS

WHEREAS, the Company wishes to engage the Consultant with respect to certain marketing and promotional aspects of its business;

WHEREAS, the Company desires to obtain the services of Advisor to serve on the Company’s Board of Advisors (the “Advisory Board”), and the Advisor desires to serve on the Advisory Board;

WHEREAS, the Consultant is a well-known author and public speaker on the subjects of social media, brand building and e-commerce;

WHEREAS, the Consultant will be releasing a published book entitled “ ” (the “Book”) and desires to promote the release of his Book;

WHEREAS, the Company is willing to cross-promote the Consultant’s Book in the course of its own marketing efforts; and

WHEREAS, the Consultant is willing to make available to the Company marketing and consulting services provided for in the Agreement as set forth below;

AGREEMENT

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.             TERM

This Agreement shall commence on the date hereof and end on the 15th  day of April 2015 (the “Term”).  The Company or the Consultant may terminate this Agreement upon mutual consent at any time with thirty (30) day prior written notice.

2.             BOARD OF ADVISORS

As a member of the Advisory Board, Consultant shall at the request of the Company and at the convenience of the Consultant, be accessible to Company to provide guidance on such matters as the Company may reasonably request by telephone or in person (as determined by Consultant in his sole and absolute discretion) by devoting the minimum amount of time during the corresponding periods as follows:

(i)	45 minutes per month during the first six months;
(ii)	30 minutes per month in the next six months; and
(iii)	30 minutes per quarter thereafter.

3.             SERVICES

(a)           Services Provided by Consultant to the Company:

i.
Consultant shall use the OverNear mobile app as the exclusive mobile app that shows the dates and location of Consultant’s Book tour, during his Book tour to market and promote his Book and use reasonable efforts to make his audience aware of OverNear via online and other social media channels (i.e. Twitter, Facebook, etc.) including, but not limited to, encouraging them to download the OverNear mobile app from the Apple App Store (and Android and others when available), all as determined by Consultant (in his sole and absolute discretion);

ii.
Consultant shall include promotional mention and endorsement of OverNear and the OverNear mobile app in the online video that will be created by Consultant for promoting the Consultant’s Book release in the manner that Consultant shall determine;

iii.	Consultant shall attend the OverNear Launch Party in Los Angeles (when scheduled) to sign and distribute copies of the Book, previously purchased by the Company, to attendees of such occasion; and

iv.
Consultant shall use his reasonable efforts (when appropriate and at Consultant’s sole and absolute discretion) to make introductions to certain key influential individuals (i.e. Ashton Kutcher, etc.) for the purpose of potential collaboration, investment, or any other financial or strategic partnerships with the Company and/or its mobile app.

(b)           Services Provided by Company to the Consultant:

i.	Purchase from Consultant a minimum of 6,000 copies of the Consultant’s Book prior to November 26, 2013;

ii.	Cross-promote the Consultant’s Book at every reasonable opportunity during the course of marketing and promoting its mobile app and social networking platform; and

iii.	Cross-promote the Consultant’s Book at the OverNear Launch Party, when scheduled, and other promotional events, where appropriate.

(b)           Compensation.  In consideration of the consulting services set forth in paragraph 2(a), and subject to the terms and conditions set forth herein the Company hereby agrees to compensate Consultant with a one-time grant of 535,764 shares (the “Shares”) of the Company’s restricted common stock, $0.001 par value.

(c)           Vesting. Provided this Agreement remains in effect, 267,882 shares shall vest upon signing of the Agreement and the balance of 267,882 shares shall vest at the rate of 33,485.25 shares at the end of every three-month period starting from the date of this Agreement and continuing through the end of the Term.  Notwithstanding the foregoing, all unvested shares shall accelerate and immediately vest upon: (1) the Company’s termination of the Consultant’s arrangement with the Company without cause; or (2) a change of control of the Company (including, without limitation, a sale of all or substantially all of the Company’s assets, a sale, disposition or other transfer of more than 33% of the outstanding equity secuties of the Company, or the consummation of a merger, consolidation or similar trsnaction following which the Company is not the surviving entity).

(d)           The Company shall deliver to at the Company’s transfer agent, VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, NY 11598, a Treasury Order instructing the issuance of said shares of the Company’s restricted common stock, for the benefit of the Consultant to be held in “book entry” form.  If, the Company terminates this Agreement at anytime during the term of the Agreement, any issued but unearned shares of stock are cancelable by the Company.

(e)           The Consultant acknowledges that VStock Transfer, LLC has been advised of the restrictions described herein.  The undersigned further agrees, upon the request of the Company, that in addition to any other restrictions reflecting that the Shares have not been registered under the Securities Act of 1933, as amended, may be placed on individual certificates, when issued.

4.	CONFIDENTIAL INFORMATION

(a)           Confidential Information.  In connection with the providing of Consulting Services, hereunder, the Company may provide the Consultant with information concerning the Company which the Company deems confidential (the “Confidential Information”).  The Consultant understands and agrees that any Confidential Information disclosed pursuant to this Agreement is secret, proprietary and of great value to the Company, which value may be impaired if the secrecy of such information is not maintained.  The Consultant further agrees that it will take reasonable security measures to preserve and protect the secrecy of such Confidential Information, and to hold such information in confidence and not to disclose such information, either directly or indirectly to any person or entity during the term of this agreement or any time following the expiration or termination hereof; provided, however, that the Consultant may disclose the Confidential Information to an assistant to whom disclosure is necessary for the providing of services under this agreement.

(b)           Exclusions.  For purposes of this paragraph 3, the term Confidential Information shall not include Information which (i) becomes generally available to the public other than as a result of a disclosure by the Consultant or his assistants, agents or advisors, or (ii) becomes available on a non-confidential basis to the Consultant from a source other than the Company or its advisors, provided that such source is not known to the Consultant to be bound by a Confidentiality agreement with or other obligation of secrecy to the Company or another party; or (iii) is authorized, in writing, to be disclosed.

(c)           Government Order.  Notwithstanding anything to the contrary in this Agreement, the Consultant shall not be precluded from disclosing any of the Confidential Information pursuant to a valid order of any governmental or regulatory authority, or pursuant to the order of any court or arbitrator.

(d)           Injunctive Relief.  The Consultant agrees that, since a violation of this paragraph 3 would cause irreparable injury to the Company, and that there may not be an adequate remedy at law for such violation, the Company shall have the right in addition to any other remedies available at law or in equity, to enjoin the Consultant in a court of equity for violating the provisions of this paragraph 3.

5.	REPRESENTATION AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Consultant that as of the date hereof:

(a)           Existence and Authority.  The Company is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and has full power and authority to own its respective property, carry on its respective business as now being conducted, and enter into and perform its obligations under this Agreement and to issue and deliver the Shares to be issued by it hereunder.  The Company is duly qualified as a jurisdiction in which it is necessary to be so qualified to transact business as currently conducted.  This Agreement, has been duly authorized by all necessary corporate action, executed, and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting  the rights of creditors generally and to general principals of equity.

(b)           Authorization and Validity of Shares; Capitalization.  When issued, the Shares will be duly authorized and validly outstanding, fully paid and non-assessable and free of any preemptive rights.  The Shares are not subject to any lien, pledge, security interest or other encumbrance. As of the date of this Agreement, the Shares represent 1% of the equity securities of the Company on a fully diluted basis but are subject to dilution.

(c)           Authorization of Agreement.  The Company has taken all actions and obtained all consents or approvals necessary to authorize it to enter into this Agreement.

(d)           No Violation.  Neither the execution or delivery of this Agreement, the issuance or delivery of Shares, the performance by the Company of its obligations under this Agreement, nor the consummation of the transactions contemplated hereby will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent or approval of or filing with any person (other than consent and approvals which have been obtained and filings which have been made) under, or result in the imposition of a lien on or security interest in any properties or assets of the Company, pursuant to the charter or bylaws of the Company, any award of any arbitrator or any agreement (including any agreement with stockholders), instruments, order, judgement, decree, statute, law, rule or regulation to which the Company is a party or to which any such person or any of their respective properties or assets is subject.

6.	PUBLICITY

The Company shall, with prior written approval by Consultant (such approval to be granted or withheld in Consultant’s sole and absolute discretion), have the right to use the name, biography and picture of Consultant on the Company’s website, marketing and advertising materials.

7.	SUPPLYING INFORMATION

The Company shall cooperate with the Consultant in supplying such publicly available information as may be reasonably necessary for the Consultant to complete and file any information reporting forms.

8.	INDEMNIFICATION

(a)           The Company shall indemnify the Consultant from and against any and all expenses (including attorneys’ fees), judgements, fines, claims, causes of action, liabilities and other amounts paid (whether in settlement or otherwise actually and reasonably incurred) by the Consultant in connection with such action, suit or proceeding if (i) the Consultant was made a party to any action, suit or proceeding by reason of the fact that the Consultant rendered advice or services pursuant to this Agreement, and (ii) the Consultant acted in good faith and in a manner reasonably believed by the Consultant to be in or not opposed to the interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause or believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Consultant did not act in good faith in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.  Notwithstanding the foregoing, the Company shall not indemnify the Consultant with respect to any claim, issue or matter as to which the Consultant shall have been adjudged to be liable for gross negligence or willful misconduct in the performance or other duties pursuant to this Agreement unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjunction of liability, but in view of all the circumstances of the case, the Consultant is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(b)           The Consultant shall indemnify the Company from and against any and all expenses (including attorney’ s fees), judgements, fines, claims, causes of action, liabilities and other amounts paid (whether in settlement or otherwise actually and reasonably incurred) by the Company in connection with such action, suit or proceeding if (i) the Company was made a party to any action, suit or proceeding by reason of the fact that the Consultant rendered advice or services pursuant to this Agreement, and (ii) the Consultant did not act in good faith and in a manner reasonably believed by the Consultant to be in or not opposed to the interests of the Company, and with respect to any criminal action or proceeding, did not reasonably believe his conduct was unlawful.  Notwithstanding the foregoing, the Consultant shall not indemnify the Company with respect to any claim, issue or matter as to which the Company shall have been adjudged to be liable for gross negligence or willful misconduct in connection with the performance of the Consultant’s duties pursuant to this Agreement unless and only to the extent that the court on which such action or suit was brought shall determine upon application that, despite the adjunction of liability, but in view of all circumstances of the case, the Company is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

9.	INDEPENDENT CONTRACTOR STATUS

It is expressly understood and agreed that this is a consulting agreement only and does not constitute an employer-employee relationship.  Accordingly, the Consultant agrees that the Consultant shall be solely responsible for payment of his own taxes or sums due to the federal, state, or local governments, overhead, workmen’s compensation, fringe benefits, pension contributions and other expenses.  It is further understood and agreed that the Consultant is an independent contractor and the Company shall have no right to control the activities of the Consultant other than during the express period of time in which the Consultant is performing services hereunder, and that such services provided hereunder and not because of any presumed employer-employee relationship.  The Consultant shall have no authority to bind the Company.

The parties further acknowledge that the Company’s services hereunder are not exclusive, but that the Consultant shall be performing services and undertaking other responsibilities, for and with other entities or persons, which may directly or indirectly compete with the Company.  Accordingly, the services of the Consultant hereunder are on a part time basis only, and the Company shall have no discretion, control of, or interest in, the Consultant’s services which are not covered by the terms of the Agreement.  The Company hereby waives any conflict of interest which now exists or may hereafter arise with respect to Consultant’s current employment and future employment.

10.	NOTICE

All notices provided by this Agreement shall be in writing and shall be given by facsimile transmission, overnight courier, by registered mail or by personal delivery, by one party to the other, addressed to such other party.  Notice shall be deemed properly given on the date of the delivery.

11.	MISCELLANEOUS

(a)           Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

(b)           Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and may not be amended, modified, or altered except by an instrument in writing signed by the party against whom such amendment, modification, or alteration is sought to be enforced.  This Agreement supercedes and replaces all other agreements between the parties with respect to any services to be performed by the Consultant of behalf of the Company.

(c)           Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

(d)           Binding Effect.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(e)           Construction.  The captions and headings contained herein are inserted for convenient reference only, are not a part hereof and the same shall not limit or construe the provisions to which they apply.  Reference in this agreement to “paragraphs” are to the paragraphs in this Agreement, unless otherwise noted.

(f)           Expenses.  Each party shall pay and be responsible for the cost and expenses, including, without limitation, attorney’s fees, incurred by such party in connection with negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.  However, for certain expenses (i.e., travel, courier, etc.) in connection with negotiation and execution of this Agreement, the Company shall pay for such reasonable expenses upon prior written approval.

(g)          Assignment.  No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the other party hereto.

(h)          No Rights to Others.  Nothing herein contained or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto.

(i)           Counterparts.  This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

AGREED AND ACCEPTED:	AGREED AND ACCEPTED:

COMPANY	CONSULTANT
OverNear, Inc.

/s/ Fred E. Tannous
By: Fred E. Tannous	By:
Its: CEO